Exhibit 10.3

2011 INCENTIVE BONUS PLAN

Revised May 2011

1.0          PURPOSE

1.1           The 2011 Incentive Bonus Plan (“Plan”) is established to incent and reward eligible Participants (defined in Section 2.3) for performance towards achieving Business Targets and Individual Targets for the current fiscal year.

2.0          DEFINITIONS

2.1           “Company” means StarTek, Inc.

2.2           “Compensation Committee” means the compensation committee of the board of directors of StarTek, Inc.

2.3           “Participant” means the Senior Leadership Team consisting of the CEO and the direct reports to the CEO.

2.4           “Plan Year” means January 1, 2011 through December 31, 2011, inclusive.

(a)           “First Half” means January 1 through June 30 of the Plan Year.

(b)           “Second Half” means July 1 through December 31 of the Plan Year.

(c)           “Half” or “Half Year” refers to either First Half or Second Half.

(d)           “Full Year” means January 1 through December 31 of the Plan Year.

2.5           “Business Targets” are the measurements of the Company’s performance established for each Half of the PlanYear or for the Full Year by the Company’s executive management and Compensation Committee as described in Section 3.1(a)(i) below.

2.6           “Individual Targets” are the specific and measurable goals established for a Participant for each Half of the Plan Year as described in Section 3.1(b)(i) below.

2.7           “Bonus Eligibility” is a percentage that is determined by a Participant’s position level, as shown in Appendix C.

(a)           “Individual Targets Eligibility” is a percentage that is calculated by multiplying a Participant’s Bonus Eligibility by the applicable percentage for Individual Targets listed in Appendix C.

(b)           “Business Target Eligibility” is a percentage that is calculated by multiplying a Participant’s Bonus Eligibility by the applicable Business Target percentage listed in Appendix C.

5/1/2011	Company Confidential

2.8           “Business Targets Achievement” is the percentage by which Business Targets are achieved as determined by the applicable table in Appendix A.

2.9           “Individual Targets Achievement” is the percentage by which a Participant’s Individual Targets are achieved as determined by the process described in Section 3.1(b).

2.10         “Base Salary Earnings” is the amount of gross base salary earned by a Participant during a given Half or for the Full Year for which a bonus is calculated.

3.0          MEASUREMENT CRITERION

3.1           Bonus payments under the Plan are based on two measures, Business Targets and Individual Targets.  The percentage weighting of each of the two measures for purposes of bonus calculation varies by position level per Appendix C.

(a)           Business Targets

(i)            The Business Targets are established for each Half of the Plan Year or for the Full Year by the Company’s Compensation Committee.  Payout for achieving Business Targets, determined semi-annually, is scaled depending on the Company’s performance during the period versus the Business Targets per the matrix in Appendix A. Business Targets are based on the EPS and revenue growth for the company.

(ii)           Business Target Achievement must reach at least the minimum threshold per the payout matrix in Appendix A for any payout based on achieving Business Targets to be earned; otherwise the payout is zero.  Business Target Achievement is capped at a maximum payout of 100% unless the Compensation Committee determines additional payout is warranted.

(b)           Individual Targets

(i)            For each Participant, specific and measurable individual goals are established for each Half of the Plan Year (“Individual Targets”).

(ii)           Payout for the Individual Targets is from 0% to 100% of the Individual Target Eligibility, depending on the percentage achievement of Individual Targets.

4.0          PAYMENT FROM THE PLAN

4.1           Bonus payouts (if any) for the First Half are made after the 2nd quarter close of the financial books and for the Second Half after the 4th quarter close of the financial books.  In each case, bonus payouts are subject to approval by the Company’s Compensation Committee.

4.2           No Payment is made from the Plan if Company EBITDA is not positive.

4.3           The amount of a Participant’s Individual bonus payout for a Half, if any, equals the product of the Participant’s Base Salary Earnings during the Half, the Participant’s Individual Target Eligibility and the Participant’s Individual Targets Achievement.

4.4           The amount of a Participant’s Business Target bonus payout for a Half or Full Year, if any, equals the product of the Participant’s Base Salary Earnings during the Half or Full Year multiplied by the sum of:

(a)           The product of multiplying the Participant’s Individual Target Eligibility by the Participant’s Business Target Achievement, and

(b)           The amount apportioned to the Half or Full Year results for payout.

4.5           Bonus payout, if any, is made to a Participant as a lump sum, less required payroll taxes and withholdings.

4.6           In order to earn a bonus payment from the Plan, a Participant must also be in “active” status on the payroll of the Company or one of its wholly-owned subsidiaries at the time the bonus payments are made.  The Participant’s continued work to support the Company’s business during the period following the Half or Full Year through the time that bonus payments are made is an additional condition for earning a bonus under the Plan.

5.0          PART-YEAR PARTICIPANT ELIGIBILITY

5.1           An employee who becomes a Participant during the Plan Year is eligible to participate in the Plan as follows:

(a)           An employee who becomes a Participant during the first three months of a Half may participate in the Plan during that Half.  The Business Targets and Individual Targets will be those applicable to that Half.  The amount of base salary earned by such employee during that Half after first becoming a Participant shall be the base salary earnings used to calculate any bonus payments.

(b)           An employee who becomes a Participant during the last three months of a Half will not be eligible to participate in the Plan during that Half and therefore shall not earn any bonus under the Plan for that Half.

5.2           If a Participant’s employment with the Company and all of its wholly-owned subsidiaries terminates during the Plan Year, then (s)he ceases to be a Participant on the date employment is terminated.  In this event, a bonus will neither be earned nor paid.  If a Participant changes his or her position within the Company during the Plan year such that (s)he is no longer a Participant, then (s)he ceases to be a Participant on the date of such change, in which case a prorated bonus would be earned through the date of such change, and be subject to Section 4.0.

6.0          PROMOTIONS WITHIN THE PLAN YEAR

6.1           Promotions during the Plan Year will be handled as follows:

(a)           For the Business Targets and Individual Targets, bonus calculations will be prorated based on the period of time (days) in each position level and the prorated salary for the same period of time for each position held.

7.0          PLAN APPROVALS

7.1           This Plan is subject to approval by the Compensation Committee and is effective only for the Plan Year noted above.  There is no assurance that this Plan will be renewed or any similar plan will be adopted in the future.

8.0          CHANGEABILITY

8.1           The Compensation Committee reserves the right to change, suspend or eliminate this Plan, in whole or in part, at any time, with or without notice to Participants.

9.0          RELATED DOCUMENTS

9.1           Appendix A: Business Target Matrices

9.2           Appendix B: Bonus Eligibility Matrix

APPROVALS:

Susan L. Morse	A. Laurence Jones
SVP, Human Resources	President and Chief Executive Officer